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                                                                    EXHIBIT 11.2

                        PROGENICS PHARMACEUTICALS, INC.
              STATEMENT OF COMPUTATION OF (LOSS) INCOME PER SHARE


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                                                                     NINE MONTHS ENDED SEPTEMBER 30,
                                                        ----------------------------------------------------------
                                                                    1996                          1997
                                                        ----------------------------  ----------------------------
                                                         SAB NO. 83    FULLY DILUTED   SAB NO. 83    FULLY DILUTED
                                                        -------------  -------------  -------------  -------------

Net (loss) income.....................................  $  (3,481,573) $  (3,481,573) $   5,929,994  $   5,929,994

Reduction of net loss assuming a portion of the
  proceeds from the exercise of options and warrants
  was used to repay a term note and capital lease
  obligations and to invest in short-term government
  securities in accordance with the treasury stock
  method..............................................                       362,708                       330,153
                                                        -------------  -------------  -------------  -------------

Net (loss) income.....................................  $  (3,481,573) $  (3,118,865) $   5,929,994  $   6,260,147
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

Weighted average number of common shares
  outstanding.........................................      2,294,675      2,294,675      2,441,675      2,441,675

Shares issuable upon assumed conversion of convertible
  debt and preferred stock............................                     4,152,563      4,259,878      4,259,878

Common and preferred shares issued within one year of
  the Company's proposed offering.....................      1,188,747

Shares issuable upon exercise of outstanding options
  and warrants........................................      1,191,337      2,029,424      2,710,811      2,710,811

Shares assumed to be repurchased under the treasury
  stock method........................................       (686,231)      (458,933)    (1,609,610)    (1,609,610)
                                                        -------------  -------------  -------------  -------------

Weighted average number of common shares used in
  computing per share data............................      3,988,528      8,017,729      7,802,754      7,802,754
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

Net (loss) income per share...........................  $       (0.87) $       (0.39) $        0.76  $        0.80
                                                        -------------  -------------  -------------  -------------
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